Exhibit 10.2

SRS LABS, INC.

Nonqualified Stock Option Agreement

Date of Grant:   August 16, 2005

                        WHEREAS, Michael Franzi, (the “Optionee”) is an Employee, Board Director, or Consultant of SRS Labs, Inc. (the “Company”) or one of its wholly-owned subsidiaries;

                        WHEREAS, the status of the Optionee as an Employee, Board Director, or Consultant shall collectively be referred to as “employee” or “employment” herein; however, a change of status of the Optionee from one position to another (e.g., from Employee to Consultant) shall be determined to be a cessation of employment for purposes of this Agreement, unless the Company approves otherwise;

                        WHEREAS, the execution of a stock option agreement in the form hereof has been authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company that was duly adopted on the 22nd  day of June, 2005, and is incorporated herein by this reference; and

                        WHEREAS, the option granted hereby is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986;

                        NOW, THEREFORE, pursuant to the Company’s 1996 Long-Term Incentive Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby grants to the Optionee , a nonqualified stock option (the “Option”) to purchase 100,000 shares of the Company’s common stock, par value $.001 per share (the “Common Shares”), at the exercise price of $5.74 per Common Share (the “Exercise Price”).

          1.          Vesting of Option.

                       (a)          Except as may otherwise be provided in this Agreement, the options granted hereunder shall become exercisable as follows:   one-fourth (1/4th) to vest one year after the date of grant and one-sixteenth (1/16th) every three months during the next three successive years thereafter according to the following schedule:

Vesting Date	Amount of Shares Vested on Vesting Date

August 16, 2006	25,000 shares
November 16, 2006	6,250 shares
February 16, 2007	6,250 shares
May 16, 2007	6,250 shares
August 16, 2007	6,250 shares
November 16, 2007	6,250 shares
February 16, 2008	6,250 shares
May 16, 2008	6,250 shares
August 16, 2008	6,250 shares
November 16, 2008	6,250 shares
February 16, 2009	6,250 shares
May 16, 2009	6,250 shares
August 16, 2009	6,250 shares

TOTAL	100,000 shares

To the extent exercisable, this Option may be exercised in whole or in part from time to time. Except as provided in Paragraph 2 hereof, the Option may not be exercised at any time unless the Optionee shall have been in the continuous employ of the Company or a subsidiary from the date hereof to the date of the exercise of the Option.  For the purposes of this agreement: “subsidiary” shall mean a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; the continuous employment of the Optionee with the Company or a subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or a subsidiary, by reason of the transfer of his employment among the Company and its subsidiaries.

                       (b)          Notwithstanding the provisions of Section 1(a) hereof, the Option shall become immediately exercisable in full upon any change in control of the Company that shall occur while the Optionee is an employee of the Company or a subsidiary.  For the purposes of this agreement, the term “change in control” shall mean the occurrence of any of the following events:

                          (i)          all or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51 percent of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

                          (ii)          there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report thereto), as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30 percent or more of the combined voting power of the then-outstanding voting securities of the Company; or

                          (iii)          the Company shall file a report or proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 5(f) of Schedule 14A thereunder (or any successor schedule, form, report or item thereto) that a change in control of the Company has or may have occurred, or will or may occur in the future, pursuant to any then-existing contract or transaction; or

                           (iv)          the individuals who constituted the Board at the beginning of any period of two consecutive calendar years cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s shareholders of each new member of the Board was approved by a vote of at least two-thirds of the members of the Board still in office who were members of the Board at the beginning of any such period.

In the event that any person described in Section 1(b)(ii) hereof files an amendment to any report referred to in Section 1(b)(ii) hereof that shows the beneficial ownership described in Section 1(b)(ii) hereof to have decreased to less than 30 percent, or in the event that any anticipated change in control referred to in Section 1(b)(iii) hereof does not occur following the filing with the SEC of any report or proxy statement described in Section 1(b)(iii) hereof because any contract or transaction referred to in Section 1(b)(iii) hereof is canceled or abandoned, the Committee may nullify the effect of Section 1(b)(ii) or 1(b)(iii) hereof, as the case may be, and reinstate the provisions of Section 1(a) hereof by giving notice thereof to the Optionee; provided, however, that any such action by the Committee shall not prejudice any exercise of the Option that may have occurred prior to the nullification and reinstatement.  The provisions of Section 1(b)(ii) hereof shall again become automatically effective following any such nullification of the provisions thereof and reinstatement of the provisions of Section 1(a) hereof in the event that any person described in Section 1(b)(ii) hereof that shows the beneficial ownership described in Section 1(b)(ii) hereof to have again increased to 30 percent or more.

                       (c)          Notwithstanding the provisions of Section 1(a) hereof, the Option shall become immediately exercisable in full if the Optionee should die or become permanently disabled (within the meaning of the Company’s long-term disability plan) while in the employ of the Company or any subsidiary, or if the Optionee should retire under a retirement plan of the Company or any subsidiary at or after age 62 or at an earlier age with the consent of the Board.

                       (d)          To the extent that the Option shall have become exercisable in accordance with the terms of this agreement, it may be exercised in whole or in part from time to time thereafter.

          2.           Termination of Option.  The Option shall terminate automatically and without further notice on the earliest of the following dates:

                       (a)          three months after the date upon which the Optionee ceases to be an employee of the Company or a subsidiary, unless the cessation of his employment (i)  is a result of his death, disability or retirement with the Company’s consent or (ii) follows a change in control;

                        (b)          three years after the date upon which the Optionee ceases to be an employee of the Company or a subsidiary (i) as a result of his disability, (ii) as a result of his retirement with the Company’s consent, unless he is also a director of the Company who continues to serve as such following his retirement with the Company’s consent, or (iii) following a change in control, unless the cessation of his employment following a change in control is a result of his death;

                       (c)          one year after the date which the Optionee ceases to be a director of the Company, but not less than three years after the date upon which he ceases to be an employee of the Company or a subsidiary, if (i) the cessation of his employment is a result of his retirement with the Company’s consent and (ii) he continues to serve as a director of the Company following the cessation of his employment;

                       (d)          one year after the date of the Optionee’s death regardless of whether he ceases to be an employee of the Company or a subsidiary prior to his death (i)  as a result of his disability or retirement with the Company’s consent or (ii) following a change in control;

                       (e)          in the event that the Optionee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a subsidiary, the Option shall terminate at the time of the determination notwithstanding any other provision of this agreement; or

                       (f)          ten years after the Date of Grant.

For the purposes of this agreement:  “retirement with the Company’s consent” shall mean the retirement of the Optionee prior to age 62, if the Board or the Committee determines that his retirement is for the convenience of the Company or a subsidiary, or the retirement of the Optionee at or after age 62 under a retirement plan of the Company or a subsidiary; “disability” shall mean that the Optionee has qualified for disability benefits under the Company’s Long-Term Disability Program or any successor disability plan or program of the Company.

          3.          Payment of Exercise Price.  The Exercise Price shall be payable (a) in cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) by actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares that have been owned by the Optionee for at least six months prior to the date of exercise or (c) by any combination of the methods of payment described in Sections 3(a) and 3(b) hereof.  The requirement of payment in cash shall be deemed satisfied if the Optionee shall have made arrangements satisfactory to the Company with a bank or broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of shares being purchased so that the net proceeds of the sale transaction will at least equal the Option Price plus payment of any applicable withholding taxes and pursuant to which the bank or broker undertakes to deliver the full Option Price plus payment of any applicable withholding taxes to the Company on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business.

          4.          Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provisions of this agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

          5.          Transferability and Exercisability.  The Option, including any interest thereof, shall not be transferable by the Optionee except by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by him or, in the event of his legal incapacity to do so, by his guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

          6.          Adjustments.  The Committee shall make any adjustments in the Exercise Price and the number or kind of shares of stock or other securities covered by the Option that the Committee may determine to be equitably required to prevent any dilution or expansion of the Optionee’s rights under this agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 6(a) or 6(b) hereof.  Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee may provide in substitution of any or all of the Optionee’s rights under this agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances and may require in connection therewith the surrender of this Option to the extent replaced.

          7.          Withholding Taxes.  If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any exercise of the Option, the Optionee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

          8.          Right to Terminate Employment.  No provision of this agreement shall limit in any way whatsoever any right that the Company or a subsidiary may otherwise have to terminate the employment of the Optionee at any time.

          9.          Relation to Other Benefits.  Any economic or other benefit to the Optionee under this agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a subsidiary.

          10.          Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee with respect to the Option without the Optionee’s consent.

          11.          Severability.  In the event that one or more of the provisions of this agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

          12.          Governing Law.  This agreement is made under, and shall be construed in accordance with, the laws of the State of California.

SRS LABS, INC.

By:	/s/ JANET M. BISKI

Name:	Janet M. Biski
Title:	Chief Financial Officer

                          The undersigned Optionee hereby acknowledges receipt of an executed original of this agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

/s/ MICHAEL FRANZI

Michael Franzi, Optionee

Date: 08/17/2005